EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	EDWARD F. CRAWFORD PARK-OHIO HOLDINGS CORP. (216) 692-7200

PARK-OHIO SIGNS AGREEMENT TO ACQUIRE ASSETS OF SUPPLY CHAIN
COMPANY — PURCHASED PARTS GROUP

CLEVELAND – July 11, 2005 – Park-Ohio Industries, Inc., a subsidiary of Park-Ohio Holdings Corp. (Nasdaq: PKOH), announced today that its INTEGRATED LOGISTICS SOLUTIONS (ILS) business has signed a definitive agreement to acquire substantially all the assets of Purchased Parts Group, Inc. (PPG). With annual sales in excess of $70 million, PPG is a privately-held company and provides supply chain management services for a broad range of production components. PPG operates 12 service centers in the United States, United Kingdom and Mexico.

The purchase price for the assets is $9 million and the assumption of trade liabilities. The transaction is subject to customary closing conditions and is currently expected to close by July 15, 2005. The transaction is expected to be moderately accretive to earnings in 2005 and have a more significant impact in 2006.

About Integrated Logistics Solutions
ILS provides customers with integrated supply chain management services for a broad range of high-volume, specialty production components. ILS customers receive various value-added services, such as engineering and design services, part usage and cost analysis, supplier selection, quality assurance and point-of-use delivery.

With annual sales in excess of $500 million, ILS operates 32 logistics services centers in the United States, Mexico, Canada, Puerto Rico, Europe and Asia. Through its supply chain management programs, ILS supplies more than 175,000 globally sourced production components, many of which are specialized and customized to meet individual customers’ needs.

About Park-Ohio
Park-Ohio is a leading provider of supply chain logistics services and a manufacturer of highly engineered products for industrial original equipment manufacturers. Headquartered in Cleveland, Ohio, the Company operates 24 manufacturing sites and 32 supply chain logistics facilities. Visit the Company Web site at http://www.pkoh.com for more information.

Forward-looking Statements
This news release contains forward-looking statements that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from expectations are the cyclical nature of the vehicular industry, timing of cost reductions, labor availability and stability, changes in economic and industry conditions, adverse impacts to the Company, its suppliers and customers from acts of terrorism or hostilities, the uncertainties of environmental, litigation or corporate contingencies, changes in regulatory requirements and the Company’s ability to complete the acquisition of the assets of PPG and to successfully integrate the acquired assets in its operations. These and other risks and assumptions are described in the Company’s reports that are available from the United States Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.

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